MANUFACTURING AGREEMENT

This Manufacturing Agreement (this “Agreement”) is entered into as of August 18, 2023 (the “Effective Date”), by and between Healthtech Wound Care, Inc. (“HTWC”), a Delaware corporation, with a principal place of business located at 615 Arapeen Dr., Suite 300, Salt Lake City, Utah 84108, and HLLT Acquired, LLC (“Customer”), a Delaware limited liability company, with a principal place of business located at 885 Third Avenue, 29th Floor, New York, New York 10022. HTWC and Customer may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, HTWC is the manufacturer of that certain product line of Food and Drug Administration (“FDA”) approved human placental allograft tissue commonly known as “DermaBind-TL,” (a/k/a “AmnioBind”) Q-Code 4225 (the "Q-Code") (individually a/the “Product” and collectively, the “Products”), as more particularly described in the product schedule (the “Product Schedule”), a copy of which is attached hereto and incorporated herein for reference as Exhibit “A”;

WHEREAS, Customer anticipates entering into a conditional asset option-purchase agreement (the “HTWC Option Agreement”) with HTWC, whereby Customer shall have the exclusive option (the “HTWC Option”) to purchase HTWC’s assets (the “HTWC Assets”), as more fully identified in the HTWC Option Agreement, on the terms and conditions contained in the HTWC Option Agreement;

WHEREAS, Customer anticipates entering into an intellectual property option purchase agreement (the “HLTT Option Agreement”) with HTWC’s parent company, Healthtech Solutions, Inc. (“HLTT”), whereby Customer shall have the exclusive option (the “HLTT Option”) to purchase HLTT’s intellectual property solely associated with the Product (the “HLTT IP”), as more fully identified in the HLTT Option Agreement, on the terms and conditions contained in the HLTT Option Agreement; and

WHEREAS, until the later of such time as Customer consummates the acquisition of the HTWC Assets in accordance with the HTWC Option Agreement, and Customer consummates the acquisition of the HLTT IP in accordance with the HLTT Option Agreement, or until the termination of this Agreement, Customer desires for HTWC to manufacture certain quantities of the Product during the Term (defined below) hereof, and HTWC wishes to manufacture certain quantities of the Product for Customer on the terms and conditions contained herein. Moreover, the Parties acknowledge that HTWC may decide to manufacture other products in its lab or facilities that are not limited to the Product specified in this Agreement, and the Parties desire to expand collaboration and amend this Agreement as necessary to include additional products.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1.	Incorporation by reference. The Recitals and introductory paragraph above, and the definitions set forth therein, are incorporated by this reference.
2.	Conditions Precedent. Each Party’s obligations hereunder shall be contingent upon the occurrence of all of the following events (the “Conditions Precedent”):
a.	each Party fully executes and delivers to the other Party this Agreement.

3.	Term; Termination.

a.	Initial Term. The term of this Agreement commences on the Effective Date and continues through the fifteenth (15th) month anniversary of the Effective Date (the “Initial Term”), unless it is earlier terminated pursuant to the terms of this Agreement or applicable law.

b.	Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive three (3) month terms unless either Party provides written notice (email is sufficient) of non-renewal at least ten (10) business days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement, the mutual written consent of the Parties or applicable law. If the Initial Term or any Renewal Term is renewed for any additional Renewal Term(s) pursuant to this section, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal, unless otherwise later agreed to in writing between the Parties. In the event either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

c.	Termination In Accordance with the HTWC Option Agreement and the HLTT Option Agreement. In the event the Parties consummate the HTWC Option Agreement and the HLTT Option Agreement and Customer exercises its options thereunder and pays all amounts due HTWC and HLTT in accordance therewith, this Agreement shall automatically terminate effective the last calendar day of the then-current month that the final balances due to HTWC in accordance with the HTWC Option Agreement and the final balances due to HLTT in accordance with the HLTT Option Agreement were paid.

d.	Termination for Cause. Either Party may terminate this Agreement for cause with immediate effect upon written notice (email is sufficient) to the other Party:

i.	if such other Party fails to perform any material obligation under this Agreement or otherwise materially breaches this Agreement, through
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no fault of the Party initiating such termination, that remains uncured for fifteen (15) business days, or such other period of time as the Parties may mutually approve of in writing, following written notice (email is sufficient) to such Party of such failure or breach;

ii.	if the other Party becomes insolvent, is generally unable to pay, or fails to pay, its debts as they become due, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors.

e.	Termination Without Cause. During the Initial Term, Customer may terminate this Agreement for convenience upon three (3) months’ advance written notice of termination, provided such termination shall not be effective before January 31, 2024.

f.	Effect of Expiration or Termination.

i.	Immediately, upon the effectiveness of a notice of termination, except for termination in accordance with Section 3(c), HTWC shall, unless otherwise directed by Customer, and subject to HTWC’s obligation to provide resourcing cooperation: (A) promptly terminate all performance under this Agreement; and (B) transfer title and deliver to Customer all finished Products completed prior to effectiveness of the notice of termination. HTWC agrees, if requested by Customer, to finish any work in progress that remains after it receives a termination notice from Customer, subject to Customer’s full payment for such services.

ii.	The termination or expiration of this Agreement for any reason shall not release any Party hereto of any liability, which at the time of termination or expiration had already accrued to the other Party in respect to any act or omission prior thereto.

iii.	Upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information (defined below). In addition, and if applicable, each Party, upon the other Party’s written request (email is sufficient), will certify in writing to such other Party that it has complied with the requirements of this section.

4.	HTWC to Manufacture the Product.

a.	Manufacture. Subject to the terms and conditions of this Agreement, HTWC shall manufacture the Product in accordance with all FDA and/or Tissue
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Reference Group (“TRG”) specifications and/or requirements applicable to the Q-Code, including ordering and management of required components to make the Product. Additionally, during the Term hereof, HTWC shall maintain its manufacturing facility to be compliant with all ISO-13485 standards.

i.	Initial 60-Day Product Quantities. Commencing as of the Effective Date of this Agreement, HTWC shall manufacture and/or deliver, and Customer shall pay for, not less than Three Thousand centimeters squared (3,000cm2) within thirty (30) days of the Effective Date of this Agreement, and not less than Five Thousand centimeters squared (5,000cm2) within sixty (60) days of the Effective Date of this Agreement.

ii.	Monthly Minimum; Desired Product Quantities. Unless Customer notifies HTWC in writing (email is sufficient) to request quantities in excess of those noted in Section 4(a)(i) sooner in time, commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, Customer ultimately desires for HTWC to manufacture and deliver to Customer approximately Ten Thousand square centimeters (10,000cm2) of the Product on average per calendar month during the Term. However, Customer understands and acknowledges that a ramp up period to achieve such quantities may be applicable for up to one hundred eighty (180) days from the Effective Date of this Agreement, as HTWC will require additional equipment and raw materials, and lead times apply. Commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, HTWC shall commit to manufacturing and delivering to Customer, and Customer shall pay for, a variety of Product sizes collectively amounting to not less than Seven Thousand Five Hundred centimeters squared (7,500cm2) per month (the “Monthly Minimum”). Further, unless otherwise later agreed to in writing between the Parties, commencing as of the third (3rd) monthly anniversary of the Effective Date of this Agreement, Customer commits to purchasing not less than Seven Thousand Five Hundred centimeters squared (7,500cm2) per month for the duration of the Term. Any variations of manufacturing capacities and/or delivery schedules regarding the Product and/or the Monthly Minimum will be mutually approved by the Parties. Any additional, contrary, or different terms contained in any subsequent purchase order, acknowledgement, confirmation, invoice or communication, and any other attempt to modify, supersede, supplement, or otherwise alter this Agreement, are deemed rejected by the other Party and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

iii.	Over-Runs/Under-Runs. Over-runs and under-runs per Product type ordered may vary plus or minus 5% of the Monthly Minimum.
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Delivered quantity within the above listed range shall be deemed to constitute fulfillment of the Monthly Minimum.

b.	Forecasts and Inventory Planning. On a monthly basis, Customer will provide HTWC with a non-binding rolling forecast for the following month. Forecasts beyond the Monthly Minimum production requirements contained herein are for informational purposes only and do not create any binding obligations on behalf of either Party, unless otherwise agreed to in writing between the Parties. HTWC will be responsible for material planning to meet the rolling forecast and mutually agreed upon service levels for the Product. HTWC will promptly notify Customer if HTWC becomes aware that HTWC cannot meet the rolling forecast; provided, however, that a failure to provide such notice shall not constitute a breach under this Agreement.

5.	Shipment, Delivery, Acceptance, and Inspection.

a.	Shipment and Delivery Requirements. HTWC shall manufacture, assemble, pack, mark, and ship the Product in accordance with all applicable FDA, TRG and/or Q-Code specifications, strictly in the quantities and by the methods, to the delivery locations and by the delivery dates, specified in this Agreement or as instructed on a case-by-case basis by Customer. Each shipment will constitute a separate sale, and Customer will pay for the Products shipped whether the shipment is in whole or partial fulfillment of the Monthly Minimum. The quantity of any installment of the Products, as recorded by HTWC on the dispatch from HTWC’s place of business, is evidence of the quantity received by Customer upon delivery, unless Customer provides evidence to the contrary. HTWC will not be liable for any non-delivery of the Products to a Customer-designated delivery location, unless Customer gives written notice to HTWC of the non-delivery within fifteen (15) calendar days following the date that Customer would, in the ordinary course of business, have received the Products. HTWC’s liability for any non-delivery of the Products will be limited to replacing the Products within a reasonable time or adjusting the invoice for the Products to reflect the actual quantity delivered.

i.	Method of Shipping. All Products shipped by HTWC shall be shipped via FedEx Ground. Customer, or Customer’s designated third party(ies) may request expedited shipping services; however, Customer, or Customer’s designated third party(ies) shall be subject to additional charges for such expedited services.

1.	Customer-Provided Shipping Labels. If Customer elects to utilize Customer’s, or any Customer-designated third party’s FedEx or other freight carrier account, it shall be Customer’s responsibility to provide HTWC, via email, with the applicable shipping labels.

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ii.	Costs of Shipping. The Manufacturing Fee (defined below) does not include the cost of shipping to Customer’s designated location, unless otherwise later agreed to in writing between the Parties. HTWC shall separately invoice Customer on a monthly basis for any and all shipping costs incurred by HTWC. All such shipping invoices shall be payable to HTWC upon Customer’s receipt of said invoices.

iii.	Delays in Shipment of Products to Customer. HTWC will use commercially reasonable efforts to ship the Products to arrive by any requested delivery date quoted or acknowledged. However, none of the Parties hereto will be liable for any delay in shipment or delay in performance under this Agreement, due to unforeseen circumstances, or due to causes beyond their control, including, but not limited to an event of Force Majeure (defined below). Subject to Section 16(s), in the event a substantial amount of the Product ordered by Customer herein is substantially delayed, and such delay exceeds ninety (90) consecutive days, Customer may elect to terminate this Agreement upon written notice to HTWC (email shall be sufficient), upon which HTWC shall, within ninety (90) days of the date of such termination, be required to refund the purchase price actually paid by Customer for any undelivered Products to Customer and repay the the Equipment Financing (defined below) payment actually made by Customer to Customer.

b.	Transfer of Title and Risk of Loss. Title to Products and risk of loss to the Product shipped passes to Customer, or to such other third party or parties as may have been designated by Customer, upon receipt and acceptance by the shipping carrier, freight forwarder, Customer and/or any third-party(ies) designated by Customer, whichever occurs first. HTWC will bear the risk of loss or damage to the Product in transit to the carrier or freight forwarder.

c.	Packaging and Labeling. HTWC shall properly pack, mark, and ship the Product as instructed by Customer and otherwise in accordance with applicable law and industry standards and shall provide Customer with shipment documentation showing HTWC’s identification number for the subject Product, the quantity of pieces in shipment, shipment tracking number and/or bill of lading number, and such other information as Customer reasonably requests.

d.	Inspection. Customer shall have fifteen (15) business days following delivery of any Products under this Agreement (the “Inspection Period”), to inspect all such Products received and to notify HTWC, in writing (email containing photographic proof of the nonconforming Product is sufficient), of Customer’s rejection of any such Products it believes to be Nonconforming Products (as defined below). For purposes of this Agreement, “Nonconforming Products” means any Product received by Customer from HTWC that: (i) does not
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conform to the applicable FDA, TRG and/or Q-Code specifications; (ii) Customer, upon visual inspection, reasonably and in good faith determines is defective or damaged; or (iii) exceeds the quantity of the Products ordered by Customer. For any Nonconforming Products, Customer may elect to (y) require HTWC, at HTWC’s sole cost, to timely replace the rejected Products at the location specified by Customer (which may include HTWC’s location, Customer’s location or the location of a third party), or (z) retain the rejected Product; in each case, without limiting the exercise by Customer of any other rights available to Customer under this Agreement or pursuant to applicable law; provided, however, that to the extent any Products are deemed to be Nonconforming Products because they exceed the quantity of Product ordered by Customer, Customer may return such Nonconforming Products to HTWC. All returns of Nonconforming Products to HTWC are at HTWC’s sole risk and expense, so long as the return shipping is coordinated by HTWC, which HTWC shall timely coordinate. Product that is not rejected within the Inspection Period will be deemed to have been accepted by Customer; provided, however, that Customer’s acceptance of any Product will not be deemed to be a waiver or limitation of HTWC’s obligations pursuant to this Agreement (or any breach thereof).

e.	No Refunds / Exchanges. Except for instances involving Nonconforming Products, Products covered by the Product Warranty, or Product returns governed under a separate agreement on a case-by-case basis between the Parties, all sales are final. There shall be no refunds, returns or exchanges of the Product, unless (i) HTWC fails to deliver the Product to Customer within thirty (30) days of the date the Customer paid HTWC for the Products (or such later date as agreed or noted in writing between the Parties on a case-by-case basis), (ii) as otherwise later agreed to in writing between the Parties, or (iii) for the avoidance of doubt, any Products that are subject to the Product Warranty may be eligible for return or exchange in accordance with the terms and conditions of the Product Warranty. If a return is authorized by HTWC for reasons not involving Nonconforming Products or the Product Warranty, Customer shall bear all risk of loss or damage during shipment, as well as all shipping expenses, of any returned Product, and Customer shall be subject to and responsible for the payment of a restocking fee in an amount equal to thirty-five percent (35%) of the Base Rate (as defined below).

f.	Non-Returnable Products. Return of Products that would have been subject to return under separate agreement or for Nonconforming Products, shall not be permitted to be returned for the following circumstances (each “Non-Returnable Products”). Non-Returnable Products will not be eligible for authorized return and Customer will neither receive credit nor be released from payment obligations in the event of an unauthorized return that is outside of the eligible return criteria set forth under separate agreement. For the avoidance of doubt, the following Products shall not be eligible for credit
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or replacement under the above, regardless of whether the Products otherwise satisfies the requirements in any of the sections previously specified:

i.	Products that are not in their original packaging or container and/or not bearing its original label due to causes reasonably beyond HTWC’s control; or lot numbers or expiration dates are missing; unless (a) a certification of return circumstances that would not require the return of physical Products (e.g., loss, damage, etc.) and proper disposal, if applicable, has been submitted and HTWC has approved and processed such certification or (b) Products are physically returned, but are damaged (at time of shipment by HTWC) making fulfillment of this requirement impossible;

ii.	Products involved in a fire, flood, natural disaster, due to causes reasonably beyond HTWC’s control;

iii.	Products that are in a deteriorated condition from improper storage due to causes reasonably beyond HTWC’s control;

iv.	Products that have been repackaged due to causes reasonably beyond HTWC’s control;

v.	Products purchased for research or clinical trials or shipped as a no cost item (e.g., physician sample, Products replaced through separate HTWC-approved Product replacement program, etc.); and/or

vi.	Products damaged or rendered unusable due to mishandling or error due to causes reasonably beyond HTWC’s control.

g.	Collection Costs. Customer hereby agrees to pay HTWC for all collection costs HTWC incurs to collect from Customer any amount past due.

h.	Delivery Withholdings. Without waiving any other rights or remedies available to HTWC under applicable law or otherwise, HTWC may, at its option: (i) defer shipment and/or deliveries of Products until all past-due accounts of Customer owed to HTWC have been satisfied in full, or (ii) require Customer to pay for Products prior to shipment, or ship Products on a “cash on delivery” basis if HTWC determines, in its reasonable discretion, not to extend credit to Customer.

6.	Manufacturing Fees to HTWC.

a.	Equipment Financing.

i.	Customer shall provide HTWC with equipment financing in the amount of Five Hundred Thousand Dollars ($500,000.00 USD) (the
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“Equipment Financing”). The payment for the Equipment Financing shall be made by Customer as follows:

1.	Within five (5) business days of the the execution of this Agreement, Customer shall pay Fourteen Thousand Five Hundred Ninety-Five Dollars ($14,595.00 USD) directly to HTWC’s vendor, Van Der Stahl, for an integrated peel tester;

2.	Within five (5) business days of the, Customer shall pay One Hundred Thirty-Eight Thousand Three Hundred Thirty-One Dollars and 33/100ths ($138,331.33 USD) directly to HTWC’s vendor, SP VirTis, for a freeze dryer;

3.	Within five (5) business days of the, Customer shall pay Two Hundred Fifty Four Thousand Eight Hundred Fifty-Two Dollars and 77/100ths ($254,852.77 USD) to HTWC; and

4.	in accordance with the invoice terms for the final installment for the purchase of the freeze dryer, Ninety-Two Thousand Two Hundred Twenty and 90/100ths ($92,220.90) to HTWC’s vendor, SP VirTis.

ii.	Advancement or Cancellation of the HTWC Option and the HLTT Option.

1.	If, during the period commencing as of the Effective Date of this Agreement and ending at 3:00pm CST on Thursday, November 30, 2023 (the “Due Diligence Period”), Customer elects to proceed with the HTWC Option Agreement and the HLTT Option Agreement, then upon the closing of the transactions contemplated thereby, an amount equal to one hundred percent (100%) of the Equipment Financing payments actually made by Customer shall be applied first to satisfy any amounts then owed by Customer to HTWC for purchases of the Product under this Agreement, with the remaining balance, if any, applied secondarily towards the HTWC Option Purchase Price (as defined in the HTWC Option Agreement).

2.	If, during the Due Diligence Period, Customer elects not to proceed with the HTWC Option Agreement and the HLTT Option Agreement (either by way of Customer’s failure to enter into the HTWC Option Agreement and/or the HLTT Option Agreement, or through the cancellation, termination or expiration of such agreements or the HTWC Option and/or HLTT Option granted therein, or otherwise), then an amount equal to up to one hundred percent (100%) of the Equipment Financing payments
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actually made by Customer shall be applied as a credit towards the amount payable by Customer to HTWC for purchases of the Product under this Agreement in the final month of the Term. Notwithstanding the foregoing, if the Term of the Agreement is terminated prior to the initially anticipated final month of the Term, then one hundred percent (100%) of the Equipment Financing payments actually made by Customer shall be applied as a credit towards the amount payable by Customer to HTWC for purchases of the Product under this Agreement then due and owing. Moreover, if for whatever reason there are no amounts due and payable to HTWC then HTWC shall be required, within ninety (90) days’ to repay to Customer one hundred percent (100%) of the Equipment Financing payments actually made by Customer.

b.	Manufacturing Fee.

i.	Invoicing and Payment Schedule; Minimum Manufacturing Fee.

1.	Invoices. HTWC shall provide Customer with invoices for the Products ordered by and shipped to Customer, detailing the quantity, unit price, and total amount due. Invoices shall be submitted within three (3) days from the date of Product shipment to Customer. Customer shall pay each invoice (less the amount of any corresponding Deposit (as defined below)) within thirty (30) days from the date of such invoice (“Net 30”), or Net 30 from the last day of the then applicable month of the Term (if Customer did not provide shipping instructions for a particular quantity of the Monthly Minimum of Product prior to the month end), whichever is sooner.

2.	Deposit Payments. Commencing as of the second (2nd) month of the Term hereof, on or before the first (1st) day of each month of the Term, Customer shall pay to HTWC a deposit equal to ten percent (10%) of the Manufacturing Fee (defined below) (the “Deposit”) applicable for each month in accordance with and as set forth the table in Section 6(b)(i)(3)(a). The Deposit shall be pro-rated on a per square centimeter basis applicable to the Monthly Minimum, and, as each Product is shipped, the ninety percent (90%) per square centimeter balance shall be paid in accordance with Section 6(b)(i)(1).

3.	Manufacturing Fee. Provided that HTWC has not breached its obligations under this Agreement, Customer shall order sufficient quantities of Product over the course of the Term such that the manufacturing fee due and owing HTWC over the Term
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equals the aggregate amount of Twenty-One Million One Hundred Thousand Dollars ($21,100,000.00 USD) (the “Manufacturing Fee”), unless this Agreement is earlier terminated in accordance with Section 3 hereof. The Manufacturing Fee shall be fully applicable against all amounts Customer shall owe to HTWC relevant to the Monthly Minimum (e.g., 7,500cm2).

a.	Minimum Monthly Payments of the Manufacturing Fee. The Customer agrees to order quantities of the Products that would equal the Manufacturing Fee for each month of the Term as set forth on the table below (each a “Monthly Installment”) as follows:

Month	Deposit	Balance of Manufacturing Fee	Total Monthly Installment
1	$0	$600,000	$600,000
2	$100,000	$900,000	$1,000,000
3-15	$150,000	$1,350,000	$1,500,000

c.	Adjustments for Product Orders. The amounts specified for the Monthly Installments are based on the projected order of Products. In the event that the Customer’s Product orders for any given month are less than the amount associated with the Monthly Installment, the Customer shall pay the remainder of the applicable month’s Monthly Installment at the end of the month in accordance with the invoice. HTWC shall ship out Products equaling the amount to be invoiced prior to such invoice being issued. Notwithstanding the foregoing, Customer, in its sole and absolute discretion may elect for HTWC to store the then invoiced Products on behalf of Customer, or to ship said Products to a third-party designated by Customer.

d.	Rollover Quantities Applied to Monthly Minimum. If the quantity of Products ordered by Customer in any month of the Term exceeds the amount associated with such month’s Monthly Minimum, then the amount such excess quantity of Products shall be credited towards the following month’s Monthly Minimum.

e.	Method of Payment. The Equipment Financing and the Manufacturing Fee shall be paid to HTWC, or the applicable designee noted herein, by bank wire transfer, to coordinates to be separately provided by HTWC.

f.	Base Unit Rate. HTWC shall invoice Customer on a per centimeter squared base unit rate equal to Two Hundred Dollars ($200.00 USD) per centimeter
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squared (the “Base Rate”), regardless of the size of the Product. The applicable aggregate unit rate for the following products shall be as follows:

Product Size	Total cm2	Unit Rate
1cm2 x 1cm2	1cm2	$200/ea
2cm2 x 2mc2	4cm2	$800/ea
3cm2 x 3cm2	9cm2	$1,800/ea
4cm2 x 4cm2	16cm2	$3,200/ea
6.5cm2 x 6.5cm2	43cm2	$8,600/ea

g.	Overage Payments. In the event that Customer orders Product in excess of the Monthly Minimum to Customer, Customer shall pay HTWC the Base Rate per unit of Product. All such amounts shall be invoiced at the time of shipment and due within thirty (30) days of delivery of the Product.

h.	Additional Products. In the event Customer desires to purchase alternate products from HTWC, which are subject to alternate Q-codes, the Parties agree to negotiate in good faith the terms and conditions of any such purchase/sale and/or manufacturing arrangements.

i.	Setoff; Contingent or Disputed Claims. Customer agrees to pay all undisputed charges under this Agreement without counterclaim, set-off or deduction. In the event that Customer legitimately and reasonably disputes an invoiced amount, Customer will provide HTWC with written notice of the amount in dispute and the basis for the dispute. HTWC agrees that it will work with Customer to resolve the dispute reasonably and expeditiously within a thirty (30) day period.

j.	Fair and Reasonable Pricing. Customer hereby acknowledges and agrees that the Unit Price per Product and/or the Purchase Price, as stated in each Sales Confirmation, is fair and reasonable, that the Customer believes, based upon Customer’s independent analysis, that the Unit Price and/or the Purchase Price is competitive within the marketplace, and that the Customer does not believe the Unit Price and/or the Purchase Price is unconscionably excessive.

k.	Sales Tax. All stated prices are exclusive of any taxes, fees, duties, and levies, however designated or imposed, including, but not limited to value-added and withholding taxes that are levied or based upon the amounts paid under the terms contained herein (collectively, “Taxes”). Any Taxes related to the Products purchased pursuant to the terms contained herein are the responsibility of Customer (excluding taxes based on HTWC’s net income) unless Customer presents an exemption certificate acceptable to HTWC and the applicable taxing authorities. If possible, HTWC will bill Taxes as a separate item on the invoice presented to Customer. If any exemption certificate
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presented by Customer is held to be invalid, then Customer will pay HTWC the amount of the Taxes and any penalties and interest related thereto within fifteen (15) business days of the date Customer is notified by HTWC. Each of the Parties shall indemnify and hold the other Party harmless from and against any loss, expense and increase in costs incurred by the other Party as a consequence of default on the part of the Party discharging its obligations for payment of any taxes, customs duties, levies and other charges for which it is responsible under these the terms contained herein and under law.

7.	Customer’s Authorization to Resell the Product; Customer’s Sales Reporting; Insurance Billing.

a.	Limited Authorization to Resell the Product. Customer acknowledges and agrees that World Reach Health, LLC (“WRH”) is currently the exclusive master distributor of the Product. However, during the Term hereof, HTWC and WRH have agreed that Customer will be permitted, to resell the Products to third parties, in accordance with the following terms and conditions(notwithstanding the foregoing, if during the Due Diligence Period Customer elects not to proceed with the HTWC Option Agreement and the HLTT Option Agreement (either by way of Customer’s failure to enter into the HTWC Option Agreement and/or the HLTT Option Agreement, or through the cancellation, termination or expiration of such agreements or the HTWC Option and/or HLTT Option granted therein, or otherwise), then the Parties shall negotiate in good faith to terminate this Agreement and simultaneously enter into a distribution agreement with WRH); in the event such distribution agreement is not entered into, this Agreement shall remain in full force and effect for the duration of the Term):

i.	Customer does not sell the Product to any current Customer of WRH (Customer shall coordinate with WRH to ensure no conflicts result on a case-by-case basis), and, conversely, WRH shall not attempt to sell directly to any customer of Customer;

ii.	Customer conforms with and adheres to WRH’s code of conduct;

iii.	Customer, at its discretion, may have HTWC drop-ship the Product to each end-user so that the Parties can ensure all requisite packaging enclosures are included (e.g., IFU, Packing Slip, etc.);

iv.	Customer shall not sell the Product to any end user for a rate, which would be less than Seven Hundred Twenty-Five Dollars ($725.00 USD) per centimeter squared, or such other averages sales price (“ASP”) attributable to the Product, as notified to Customer by HTWC from time to time, without the express written consent of HTWC on a case-by-case basis;

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1.	Customer shall inform all end-users who submit the Product for insurance reimbursement to bill the Product at the then-applicable reimbursement rate or ASP;

v.	Customer shall not attempt to white label the Product or alter the Product labeling or packaging in any capacity;

vi.	Customer shall only use marketing and promotional materials, which have been pre-approved by HTWC's regulatory and compliance personnel;

vii.	Customer:

1.	shall enforce Customer’s own terms and conditions of sale with each applicable end-user;

2.	shall resell the Products in compliance with all applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, including, without limitation, the Medicare and Medicaid anti-kickback law, the Stark self-referral prohibition, and compliance guidance published by the Office of the Inspector General of the Department of Health and Human Service. Customer acknowledges that Customer understands these requirements and shall remain educated and informed regarding the applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, that pertain to Customer’s resale of the Product. In the event Customer knows that any activities of any agent or affiliate of Customer implicates any such requirements or guidance, Customer shall immediately inform HTWC;

3.	shall not provide any entertainment, gifts, or other benefits for end-user outside of the written guidelines established by HTWC which shall be provided to Customer by HTWC and/or in violation of applicable law and/or regulation, without the prior written consent of HTWC;

4.	shall not fund continuing education, grants or other benefits for any end-users, including, without limitation, payment of any end-user’s rent and/or payment to any relative of an end-user, without the prior written consent of the Company;

5.	represents and warrants that no personnel member of Customer who will be associated with the resale of the Product has been convicted of any criminal offense related to healthcare,
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or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency. In the event any such personnel or affiliated parties have been convicted of a criminal offense, or debarred, sanctioned, excluded or otherwise made ineligible for participation, or are threatened with any of the foregoing sanctions, Customer shall immediately notify HTWC; and

6.	Customer will not provide any coding or billing advice to any end-user as part of Customer’s resale of the Product, except for any coding or billing information provided by HTWC.

viii.	Customer shall not sell the Products outside of the United States, Canada or Mexico.

ix.	Customer will not, without HTWC’s prior written consent, use any trademark or trade name of HTWC, HLTT and/or WRH in connection with any of the Products, other than with respect to the resale of the Products pre-marked or packaged by or on behalf of HTWC.

b.	FDA/AATB-Required Record Keeping. Customer will keep or cause to be kept in accordance with FDA and/or The American Association of Tissue Banks (the “AATB”), and shall share such records with HTWC, regulatory requirements books and records regarding the purchases and sales of FDA-approved Products pursuant to this Agreement. All tissue utilization records will be returned to HTWC. Further, to the extent, and only to the extent required by law, until the expiration of four (4) years after the furnishing of the Products and services provided pursuant to this Agreement, Customer will make available to HTWC, and, if applicable, Customer will make available to the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their representatives, the terms contained herein and all books, documents and records necessary to certify the nature and extent of the costs of any Products or services provided hereunder.

8.	Certain Obligations of HTWC.

a.	Quality.

i.	HTWC shall meet or exceed all FDA-requirements for the Product.

ii.	HTWC shall provide commercially reasonable support as requested by Customer to address and correct quality concerns.

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iii.	HTWC shall meet or exceed any FDA, TRG and/or Q-Code and other relevant quality system standards applicable to the manufacturing of the Product.

b.	Maintenance of Equipment. Unless otherwise agreed to by Customer in writing, HTWC, at its sole expense, shall furnish, keep in good condition, and replace when necessary, all equipment and other items necessary for the production of the Product.

c.	Prohibited Acts. HTWC shall not:

i.	take any action that interferes with or challenges Customer’s intellectual property rights, including Customer’s ownership or exercise thereof; or

ii.	alter, obscure, or remove any of Customer’s trademark or copyright notices or any other proprietary rights notices placed on the Product purchased under this Agreement (including Products), marketing materials or other materials.

9.	Compliance with Laws.

a.	Compliance. HTWC shall at all times comply with all applicable laws related HTWC’s performance of its obligations hereunder. Without limiting the foregoing, HTWC shall ensure the Products and any related packaging conform fully to any applicable law. HTWC shall manufacture the Product in accordance with all applicable FDA, TRG and/or Q-Code specifications and shall also maintain effective quality systems that minimize the potential for product quality, regulatory and compliance issues.

b.	Permits, Licenses, and Authorizations. HTWC shall obtain and maintain all permits necessary for the exercise of its rights and performance of HTWC’s obligations under this Agreement, including any permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Product, and the shipment of hazardous materials, as applicable.

10.	Representations and Warranties; Product Warranty.

a.	HTWC’s Representations and Warranties. HTWC represents and warrants to Customer that, as of the date hereof:

i.	it is a corporation, duly organized, validly existing and in good standing under the laws of Delaware;

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ii.	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, including, without limitation, the State of Utah;

iii.	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

iv.	the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by HTWC, have been duly authorized by all necessary action on the part of HTWC;

v.	HTWC hasall applicable permits and/or licenses to manufacture the Product;

vi.	that HTWC’s manufacture of the Product does not knowingly violate and/or infringe upon any patent, copyright or trademark laws and/or rights of any third parties[1];

vii.	the Product Q-Code is billable in accordance with Medicare Part B, as well as certain private insurances, and reimbursable at the price of the then published Medicare Part B Rate Schedule; and

viii.	that HTWC’s execution and delivery of this Agreement does not and will not knowingly conflict with or result in a breach by HTWC of any of the terms or provisions of, or constitute a default under (x) the certificate of formation or by-laws of HTWC, each as currently in effect, (y) any other material agreement to which HTWC is a party, or (z) to HTWC’s knowledge, any existing applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over HTWC, except for such conflict, breach or default, which would not have or result in a material adverse effect to HTWC.

b.	Customer’s Representations and Warranties. Customer represents and warrants to HTWC that:

i.	it is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware;

[1] Customer acknowledges and agrees that HTWC has made agreements with a third party who is the trademark owner of a similarly competitive product brand named “AmnioBand” to cease utilizing the name “AmnioBind.” Said third party is aware that HTWC has applied to the FDA/TRG for a name change to “DermaBind,” which is pending. HTWC has the right to continue using the name "AmnioBind" during this interim change period without issue per agreement of the parties. HTWC anticipates the name change to DermaBind to be approved by the applicable regulatory parties in or around October 2023.

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ii.	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

iii.	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

iv.	the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by Customer, have been duly authorized by all necessary action on the part of Customer;

v.	it has received a copy of the instructions for use (“IFU”) applicable to the Product, and shall not use the Product, except in accordance with the IFU;

vi.	it has sufficient financing and/or available cash on hand to timely pay HTWC the Equipment Financing and the Manufacturing Fee and all other amounts that may become due under this Agreement. Further, HTWC, during the Term of this Agreement, may require Customer to provide adequate assurances (“Adequate Assurances”) of Customer’s available financing. In the event that Customer defaults on any amounts owed to HTWC hereunder, and HTWC requests Adequate Assurances from Customer, and Customer fails to provide HTWC with such Adequate Assurances within ten (10) business days, HTWC may (a) withhold or suspend its obligations, including the obligations to deliver the Product and/or continue manufacturing the Product in accordance with this Agreement (b) if applicable, proceed against Customer for damages occasioned by Customer’s failure to perform, and/or (c) exercise its termination rights in accordance with this Agreement.

c.	Product Warranty. HTWC warrants to Customer (the “Product Warranty”) that:

i.	Limited Warranty for Tissue Products. The Products shall be manufactured in accordance with all applicable FDA, TRG and/or Q-Code specifications, and shall be subject to a one (1) year warranty after shipment (prior to application on any patient) that each amnion-based Products have been collected, processed and stored in compliance with all applicable laws and standards, FDA, TRG and/or Q-Code specifications, including the AATB Standards and Title 21, Code of Federal Regulations 1271, Human Cells, Tissues and Cellular and Tissue-Based Products, and has a shelf-life of at least three (3) years from the date the Product was manufactured (the “Shelf-Life”). Commencing as of the third (3rd) monthly anniversary of the Effective
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Date of this Agreement, all Products provided to Customer hereunder shall have not less than at least twenty-four (24) months remaining of the Shelf-Life (Products provided during the first sixty (60) days of this Agreement may have a Shelf-Life less than twenty-four (24) months, but will be at least twelve (12) months);

1.	the Product will conform, in all material respects, to the applicable FDA, TRG and/or Q-Code specifications, standards, quality and performance requirements and be free from defects in material and workmanship;

2.	HTWC’s manufacturing of the Product, including its processes and/or technical data, and the Product’s packaging, does not knowingly violate or infringe upon any patent, copyright or trademark laws and/or rights of any third parties;

3.	each Product will be new and conveyed by HTWC to Customer with good title, free and clear of all encumbrances;

4.	HTWC hereby warrants to Customer, for period of twelve (12) months after the date of delivery of the specific Product, that the Product shall (x) comply with and perform in accordance with HTWC’s written specifications for the Product and (y) be produced, labeled and packaged in compliance with all applicable United States laws and regulations in effect at the date of delivery of the Product to Customer. Customer’s exclusive remedy and HTWC’s sole liability under this warranty shall be to replace any Non-Conforming Product, or, at HTWC’s sole discretion, to refund the purchase price paid therefor(including any shipping charges incurred);

5.	the above warranties do not apply to any Product which has, due to reasons beyond HTWC’s reasonable control (a) been subjected to abuse, misuse, accident, or mishandling, (b) been modified or altered other than in the ordinary course of its intended use, (c) been used for or subjected to applications, environments, or stress or conditions other than as intended and recommended by HTWC, (d) been improperly stored, transported, installed, or used, (e) been used for any use not approved by the Food and Drug Administration and not specified on the Product's label or otherwise permitted under applicable law, or (f) had its serial number or other identification markings altered or removed;

6.	THE WARRANTIES SET FORTH IN THIS SECTION 10(c) ARE THE ONLY WARRANTIES GIVEN BY HTWC WITH RESPECT
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TO THE PRODUCTS AND ARE GIVEN IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING BY CUSTOM, TRADE USAGE, OR COURSE OF DEALING OR OTHERWISE, AND HTWC HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

d.	Withdrawal or Recall of Products. If HTWC or any governmental authority determines that any Product sold to Customer is materially defective and a recall campaign is necessary, HTWC will have the right to implement such recall campaign and will coordinate the return of defective Product by Customer to HTWC or order Customer to destroy such recalled Product, as determined by HTWC in its reasonable discretion, at HTWC’s sole cost and risk.

i.	In the event that (A) the FDA and/or TRG issues a request, directive or order that any Products be recalled, (B) a court of competent jurisdiction orders such a recall, or (C) HTWC reasonably determines, after consultation with Customer, that any Products should be recalled, Customer shall cooperate with HTWC in effecting such recall as HTWC may reasonably request. HTWC shall have administrative responsibility for effecting any such recall.

ii.	HTWC will be liable for all of Customer’s costs associated with any recall campaign, including without limitation, if Customer does not elect to have the Product be exchanged, the price paid for the Product, if such recall campaign is based upon a reasonable determination that the Product materially failed to conform to the warranties set forth in this Agreement.

e.	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE PRODUCT WARRANTY SET FORTH IN SECTION 10(c): (i) NEITHER HTWC NOR ANY PERSON ON HTWC’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (ii) CUSTOMER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY HTWC, OR ANY OTHER PERSON ON HTWC’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9(a) and 9(c) OF THIS AGREEMENT.

11.	Indemnification.

a.	Indemnification by HTWC. HTWC shall indemnify, defend and hold harmless Customer, its affiliates and their respective representatives, and its permitted successors and assigns (the “Customer Indemnitees”), against any and all
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costs, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with any and all actions, suits, claims and demands (collectively, “Claims”) of third parties arising out of or related to (i) HTWC’s gross negligence or intentionally wrongful acts or material omissions associated with HTWC’s manufacture and supply of the Product; (ii) any material, uncured breach by HTWC of any of its representations, warranties or obligations under this Agreement; or (iii) any alleged patent infringement, regardless of direct, contributory or inducement, by Customer, its affiliates or their respective representatives, as a result of the performance of Customer’s obligations under this Agreement, except, in each case, to the extent such Claims arise out of any material breach by Customer of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Customer Indemnitees.

b.	Indemnification by Customer. Customer shall indemnify, defend and hold harmless HTWC, its affiliates and their respective representatives, and its permitted successors and assigns (the “Manufacturer Indemnitees”), against any and all Losses in connection with any Claims of third parties arising out of or related to (i) any breach by Customer of any of its representations, warranties, or obligations under this Agreement or (ii) any gross negligence and/or intentionally wrongful acts or material omissions of Customer; except, in each case, to the extent such Claims arise out of any material breach by HTWC of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Manufacturer Indemnitees.

c.	Procedure.

i.	A Party believing that it is entitled to indemnification under Sections 11(a)-(b) (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim by a Third Party for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a third party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third party Claim as provided in this Section 11(c)(i) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party
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seeking indemnification is not entitled to indemnification under Sections 11(a)-(b), it shall so notify the Party seeking indemnification.

ii.	If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith

iii.	The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

iv.	The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

d.	Insurance Requirements. Each Party agrees to obtain and maintain, during the Term and for two (2) years after the Term, commercial general liability insurance, including products liability insurance, with minimum “A-” AM Best rated insurance carriers, in each case with limits of not less than one million dollars ($1,000,000) per occurrence and in the aggregate. All deductibles/retentions will be the responsibility of the named insured. To the extent of its culpability, all coverages of HTWC will be primary and non-contributing with any similar insurance carried by Customer. Notwithstanding any provision of this Section 11(d) to the contrary, Customer may meet its obligations under this Section 11(d) through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under Sections 11(a)-(b).

e.	Exceptions and Limitations on Indemnification/Liability. EXCEPT (i) FOR CLAIMS FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER SECTION 11(a) or (b), (ii) FOR A BREACH OF A PARTY’S OBLIGATIONS IN SECTION 12 HEREIN, (iii) IN THE CASE OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, AND (iv) CUSTOMER’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY, NOR ANY OF ITS
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AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTY, OR ANY OF ITS AFFILIATES, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES OR PENALTIES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.	Confidentiality; Publicity.

a.	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, each Party (the “Receiving Party”), receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. “Confidential Information means any technical, scientific, regulatory, commercial, business or other information provided by or on behalf of the Disclosing Party to the Receiving Party pursuant to this Agreement or otherwise relating to or disclosed during any transaction contemplated hereby (including information disclosed prior to the Effective Date under a confidentiality agreement in contemplation of this Agreement), including information relating to the terms of this Agreement or the Product, and the scientific, regulatory or business affairs or other activities of either Party; provided that, Confidential Information shall not include any information that the Receiving Party can establish:

i.	was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

ii.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

iii.	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of this confidentiality obligation;

iv.	was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation, directly or indirectly, to the Disclosing Party, not to disclose such information to others; or

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v.	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

b.	Authorized Use and Disclosure.

i.	Disclosure. Notwithstanding the foregoing Section 12(a), each Party may disclose to Third Parties Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

1.	Prosecute or defend litigation;

2.	exercise or enforce rights hereunder; provided that such disclosure is covered by terms of confidentiality no less stringent than those set forth herein, and

3.	comply with inquires by a Governmental Authority or subpoena issued by a Governmental Authority or a court of competent jurisdiction.

In the event a Party shall deem it necessary to disclose pursuant to this Section 11(b) Confidential Information belonging to the other Party, the Disclosing Party shall to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

ii.	Use. Notwithstanding the foregoing Section 11(a), during the Term, each Party shall have the right to use the other Party’s Confidential Information in carrying out its respective responsibilities under this Agreement.

c.	Certain Regulatory Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission or by any stock exchange or regulatory body to which the Party is subject. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 11(c), the Parties will consult with one another regarding the terms in this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 11(c), such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

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d.	Public Announcements. Neither Party shall issue any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance of either Party hereunder, without the prior written approval of the other Party; provided that nothing in this Agreement shall prohibit HTWC from making required disclosures or filings required by applicable law or by the rules and regulations of any securities exchange. Once the text or substance of any announcement has been so approved, it may be repeated without further approval.

e.	Use of Names. Except as described in this Agreement and as may be required by applicable law, neither Party shall distribute or have distributed any publicity or information which bears the name of the other without the prior written approval of the other.

i.	Restriction on Name Usage. At all times during the Term of this Agreement, and in perpetuity thereafter, Customer shall be prohibited from using any of the following trade names, or any combination(s) thereof, in any capacity, without the express written consent of HTWC (provided, however, that Customer shall not be restricted from the following trade names with respect to the resale of the Products pre-marked or packaged by or on behalf of HTWC):

1.	“Healthtech Wound Care”;

2.	“Healthech Solutions”;

3.	“Healthtech”;

4.	“AmnioBind”;

5.	“DermaBind”

6.	“World Reach Health”; and/or

7.	“World Reach.”

13.	Tooling, Equipment and Materials. Subject to the mutual written consent of te Parties, if applicable, HTWC will be reimbursed, at cost, for any specially-required equipment and/or fixtures (collectively, “Tooling”) and improvements to equipment and Tooling purchased by HTWC needed for or used in the production of the Product (“Product Tooling”) and/or to perform HTWC’s obligations to Customer. HTWC will be responsible for normal maintenance of Customer’s Tooling and equipment in its possession. Equipment and Tooling paid for by Customer remains the property of HTWC. Expenditures greater that Five Thousand Dollars ($5,000 USD) (hereinafter “Substantive Expenditures”) within any ninety (90) day period for Tooling or equipment will be made only with the prior written authorization of Customer. Any
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Tooling or equipment requiring Substantive Expenditures for third party calibration or refurbishment will require Customer’s pre-approval and will be the financial responsibility of Customer if approved. In the event HTWC is required to make a prepayment on Tooling or equipment, Customer will reimburse HTWC at the time the prepayment is made.

14.	HTWC’s Ownership. Unless and until the HTWC Option Agreement and the HLTT Option Agreement are fully exercised and all amounts due to HTWC and/or HLTT thereunder are satisfied, HTWC, HLTT and/or their affiliated entities, shall exclusively own all right, title and interest in and to and all patents, copyrights, trademarks, mask works, manufacturing data and/or processes, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) related to:

a.	the Product;

b.	all manufacturing processes, know-how and other information and materials provided by HTWC to Customer before and after the Effective Date of this Agreement (the “Information”), including Information to design, manufacture or test of the Products;

c.	any Product Tooling purchased by HTWC;

d.	any inventions, ideas, discoveries, modifications, enhancements, improvements or derivative works conceived, made, created, developed or reduced to practice by HTWC, solely or jointly, or in whole or in part, during the Term of this Agreement that relate to the Product, Information or Product Tooling, or to any services provided under this Agreement (“Assigned Inventions”).

e.	HTWC shall exclusively own all right, title and interest in and to, and all Intellectual Property Rights related to:

i.	all know-how, technology, processes, procedures, ideas and concepts developed by HTWC for manufacturing products (“Manufacturer Processes”);

ii.	any modifications, enhancements, and improvements to the Manufacturer Processes created by HTWC during the Term of this Agreement; and

iii.	any non-Product specific Tooling created by HTWC during the Term of this Agreement ((i), (ii), and (iii) collectively, “Manufacturer Rights”).

15.	Restrictive Covenants.

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a.	Customer and HTWC Restrictions. During the Term, and for a period of twelve (12) months following the last date of the Term hereof (the “Restricted Period”), Customer, nor its directors, officers, members, managers, shareholders, parents, subsidiaries and/or affiliated entities shall own, operate and/or enter into a contract manufacturing arrangement with any other third-party for similarly competitive products without the express written consent of HTWC, which shall not be unreasonably withheld or delayed, nor shall Customer, or any of Customer’s members/shareholders owning ten percent (10%) or more of Customer, own or operate a similarly competitive company to that of HTWC. Conversely, in the event Customer exercises Customer’s rights pursuant to the HTWC Option Agreement and the HLTT Option Agreement and pays all amounts due to HTWC and HLTT thereunder, the Restricted Period shall no longer be of force or effect for the Customer; however, for a period of twelve (12) months following the final payment of the HTWC Asset Purchase Price and the HLTT Purchase Price (the “Seller Restricted Period”), HTWC, HLTT, and WRH, nor its directors, officers, members, managers, shareholders, parents, subsidiaries and/or affiliated entities shall own, operate and/or enter into a contract manufacturing arrangement with any other third-party for similarly competitive products without the express written consent of Customer, which shall not be unreasonably conditioned, withheld or delayed, nor shall HTWC, HLTT, and WRH, or any of HTWC, HLTT, and WRH’s members/shareholders owning ten percent (10%) or more of HTWC, HLTT, or WRH, own or operate a similarly competitive company.

b.	Non-Solicitation of Personnel; Non-Interference. During the Term hereof, and for a period of twelve (12) months following the effective date of termination (the “Non-Solicitation Period”), unless otherwise later agreed to in writing between the Parties, neither Party shall, either directly or indirectly, alone or in combination with any other Person (defined below):

i.	solicit in any capacity (whether as an employee, consultant, owner, member, independent contractor or otherwise any employee, who was employed within twelve (12) months of the effective date of termination of this Agreement, of either Party; and/or

ii.	interfere with, alter or attempt to interfere with or alter, any relationship between the other Party and any person referred to in Section 15(b)(i).

16.	Miscellaneous.

a.	No Right to Contract. The Parties hereby acknowledge and agree that neither Party shall have any consent or authorization of the other Party to contract for the purchase or rental of any article or material, or, make any commitment
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and/or agreements whereby the other Party will be required to pay money or other consideration, or which will otherwise obligate the other Party, unless otherwise later agreed to in writing between the Parties.

b.	Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

c.	Relationship of the Parties. The relationship between HTWC and Customer is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

d.	Confidentiality of this Agreement. The terms of this Agreement may not be revealed by the Parties to any third party (except to each of the Parties’ agent(s), attorney(s), accountant(s) and manager(s), each of whom will observe confidentiality, or if legally required to do so by statute, regulation, judicial or governmental order or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process in a judicial or governmental proceeding or in connection with legal action or arbitration to enforce this Agreement).

e.	Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any purchase orders and/or shipping instructions, constitutes the sole and entire understanding and agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, proposals, discussions, representations, and warranties, both written and oral, with respect to such subject matter. If there is a conflict between the terms of this Agreement and of any exhibit, schedules or purchase orders, the terms of this Agreement shall govern.

f.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid) or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and
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(b) if the Party giving the Notice has complied with the requirements of this Section.

g.	Interpretation. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, and attachments referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

h.	Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

i.	Severability. If any term or provision of this Agreement is held void, voidable, invalid, illegal, or unenforceable in any jurisdiction, no other provision of this Agreement shall be affected as a result thereof, and the remaining provisions of this Agreement shall be valid and remain in full force and effect as if such void, voidable, invalid, illegal, or unenforceable provision had been omitted.

j.	Amendment and Modification. No amendment, change, modification, alteration, addition to, rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by authorized representatives of both Parties.

k.	Waiver. None of the terms of this Agreement may be waived, in whole or in part, unless such waiver is in writing and signed by an authorized representative of both Parties. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion or any other provision of the Agreement. Any course of dealing between the Parties or failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement shall not constitute a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement.

l.	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure
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to the benefit of, the Parties and their respected successors and permitted assigns.

m.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

n.	No Third-Party Beneficiaries. Unless otherwise expressly provided for in writing, nothing in this Agreement is intended or will be construed to give any person or entity, other than each Party hereto, and their successors or assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein.

o.	Survivability. Terms and conditions that require performance after the termination or expiration of this Agreement, including without limitation, use restrictions, limitations of liability, indemnification, and confidentiality provisions, will survive any termination or expiration of this Agreement.

p.	Governing Law, Venue and Remedies. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof. If any dispute should arise between the Parties that cannot be resolved informally, it shall be settled by arbitration in a mutually approved office of the American Arbitration Association before an arbitrator designated by the American Arbitration Association in accordance with the Rules of the American Arbitration Association then effective in Utah. However, in the event the Parties are unable to mutually approve a location for the arbitration, is shall take place by default in Salt Lake City, Utah. Subject to the arbitrator’s award, the cost of any arbitration proceedings and the prevailing Party’s reasonable, outside attorneys’ fees shall be borne by the Party against whom an award is made. The decision of the arbitrators shall be binding and conclusive upon the Parties. If the American Arbitration Association shall not then be in existence, arbitration shall be settled by such other organization, if any, as shall then have become the successor of said Association.

q.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered
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the implications of this waiver, (c) such Party made this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

r.	Attorneys’ Fees. In the event that either Party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

s.	Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): acts of God, flood, fire, earthquake, hurricane, tornado, epidemic, pandemic, explosion, war, terrorism, riot, government order or action. The Impacted Party shall give notice to the other Party as soon as practicable, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Notwithstanding the forgoing, the other Party may terminate this Agreement upon written notice if the Impacted Party’s nonperformance continues for a period of ninety (90) consecutive days.

t.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE TO THE
MANUFACTURING AGREEMENT DATED AUGUST 18, 2023

BETWEEN

HEALTHTECH WOUND CARE, INC.

AND

HLLT ACQUIRED, LLC

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HTWC:

Healthtech Wound Care, Inc.

/s/ Jelena Olmstead
By: Jelena Olmstead Its: Authorized Signatory	8/18/2023 Date

/s/ Jim Pesoli By: Jim Pesoli Its: Authorized Signatory	8/18/2023 Date

CUSTOMER:
HLLT Acquired, LLC /s/ Zalman Schapiro By: Zalman Schapiro Its: Authorized Signatory	8/18/2023 Date

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EXHIBIT A

PRODUCT SCHEDULE

*See Attached

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